GUARANTEE AGREEMENT

BETWEEN

GIBRALTAR MINES LTD.

AND

TASEKO MINES LIMITED

IN FAVOUR OF

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF BRITISH
COLUMBIA, REPRESENTED BY THE MINISTER OF ENERGY AND MINES

December 30, 2003

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT dated December 30 2003,

MADE BY:

GIBRALTAR MINES LTD., a company incorporated under the laws of British Columbia

(“Gibraltar”)

AND:

TASEKO MINES LIMITED, a company incorporated under the laws of British Columbia

(“Taseko”)

IN FAVOUR OF:

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF BRITISH COLUMBIA, represented by the Minister of Energy and Mines

(the “Province”)

BACKGROUND:

A.                 Gibraltar, a wholly-owned subsidiary of Taseko, owns the Gibraltar Mine (this defined term and all other defined terms referenced in these Recitals are defined below in Article 1).

B.                Gibraltar is obligated to carry out certain Reclamation Obligations with respect to the Gibraltar Mine.

C.                On July 21, 1999, in order to secure the Reclamation Obligations as required by the Province, Gibraltar deposited the Reclamation Security and executed the Reclamation Agreement and Asset Security Agreement in favour of the Province and Taseko and Gibraltar executed the Guarantee Agreement in favour of the Province, pursuant to which Taseko guaranteed the due and punctual payment and performance by Gibraltar of its Reclamation Obligations.

D.                The Gibraltar Mine has been closed since 1998 and Gibraltar wishes to restart the mine.

E.                In December of 2003, Gibraltar, Gibraltar Reclamation Trust Limited Partnership, HSBC Trust Company (Canada) and the Province agreed to form the Gibraltar Reclamation Trust to constitute a “qualifying environmental trust” within the meaning of the Income Tax Act (Canada) to replace the Reclamation Security as cash security for the Reclamation Obligations, which, in turn, would allow Gibraltar to use the Reclamation Security to fund the restart of the Gibraltar Mine.

F.                The parties have agreed to execute this new guarantee in favour of the Province to replace the Guarantee Agreement and to extend the guarantee to the obligations set out in the Gibraltar Reclamation Trust Indenture.

               NOW THEREFORE, Taseko and Gibraltar, in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which both Gibraltar and Taseko acknowledge, agree with the Province as follows:

ARTICLE 1
DEFINITIONS

(a)	“Asset Security Agreement” means the asset security agreement made by Gibraltar in favour of the Province dated for reference July 21, 1999;

(b)	“Chief Inspector” means the Chief Inspector of Mines for the Province of British Columbia appointed pursuant to the Mines Act (British Columbia);

(c)	“Gibraltar” means Gibraltar Mines Ltd.;

(d)	“Gibraltar Mine” means the mine located 17 Kilometres Northeast of McLeese Lake, in the Cariboo Mining Division of British Columbia;

(e)
“Gibraltar Reclamation Trust Indenture” means the Gibraltar reclamation trust indenture dated December of 2003 among Gibraltar, Gibraltar Reclamation Trust Limited Partnership, HSBC Trust Company (Canada) and the Province;

(f)
“Guaranteed Obligations” means the reclamation obligations of Gibraltar detailed in Permit M-40, the Reclamation Agreement and the Asset Security Agreement, the obligations under the Gibraltar Reclamation Trust Indenture, and any other reclamation work which Gibraltar is required to carry out by law or agreement with the Province with respect to the Gibraltar Mine;

(g)
“Permit M-40” means the amended permit M-40 issued by the Chief Inspector to Gibraltar pursuant to the Mines Act (British Columbia), a copy of which is attached as Schedule “A” and all amendments thereto;

(h)	“Province” means Her Majesty the Queen in Right of the Province of British Columbia, as represented by the Minister of Energy and Mines;

(i)	“Reclamation Agreement” means the reclamation agreement dated for reference July 21, 1999 between the Province and Gibraltar;

(j)
“Reclamation Obligations” means all reclamation obligations set out in Permit M-40 and any other reclamation work which Gibraltar is required to carry out by law or agreement with the Province with respect to the Gibraltar Mine, including the reclamation obligations set out in the Reclamation Agreement;

(k)
“Reclamation Security” means the amount of $16,500,000 plus any interest earned thereon set aside by Gibraltar to secure its Reclamation Obligations which has been held and invested pursuant to the terms and conditions of a Safekeeping Agreement, as well as certain tangible security, to secure the Reclamation Obligations as detailed in the Reclamation Agreement and the Asset Security Agreement; and

(l)	“Safekeeping Agreement” means the safekeeping agreement made March 14, 2003 amongst the Province, CIBC Wood Gundy and Gibraltar.

ARTICLE 2 GUARANTEE

2.1
Taseko hereby irrevocably and unconditionally guarantees to the Province the due and punctual payment and performance by Gibraltar of the Guaranteed Obligations and all costs and expenses incurred in connection therewith or in connection with a failure to perform such obligations.

2.2	Taseko agrees that the Guaranteed Obligations:

(a)
are absolute, present, irrevocable and unconditional obligations without regard to any substitution, release or exchange of any other guarantee of or any security for the Guaranteed Obligations or any of them or to any other circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor;=

	(b)	are in no way conditional upon any attempt by the Province to enforce performance or compliance by Gibraltar under the Asset Security Agreement; and

	(c)	are intended to be co-extensive with the obligations of Gibraltar under the Asset Security Agreement.

2.3
The obligations of Taseko under this Guarantee Agreement are not affected, reduced, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice to or the consent of either of Taseko and Gibraltar:

(a)
any defect or deficiency in the due incorporation, valid existence or corporate capacity of Gibraltar, or any defect or deficiency in the due authorization, execution and delivery by Gibraltar of the Asset Security Agreement or of any other agreement to which Gibraltar is a party;

	(b)	the failure of the Province to give notice to either of Taseko and Gibraltar of the occurrence of a default under the terms and provisions of the Asset Security Agreement.

(c)
the modification or amendment (whether material or otherwise) of the Asset Security Agreement or of any obligation, covenant or agreement set forth in the Asset Security Agreement (including the addition or substitution of any person as an additional party to the Asset Security Agreement), provided the modification or amendment is made in accordance with the terms of the Asset Security Agreement;

(d)
any failure, omission, delay by, or inability on the part of, the Province to assert or exercise any right, power or remedy conferred on Province in the Asset Security Agreement or by this Guarantee Agreement;

(e)
any change in the name of Gibraltar or in the objects, capital structure or constitution of Gibraltar, or the sale of the business of Gibraltar or any part thereof or by Gibraltar being amalgamated or merged with another corporation or otherwise reorganized or continued into another jurisdiction;

(f)
the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Gibraltar, the marshalling of the assets and liabilities of Gibraltar, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors, or readjustment of, or other similar proceedings affecting Taseko or Gibraltar or any of the assets of either of them; or

	(g)	any other cause or circumstance, foreseen or unforeseen, whether similar or dissimilar to any of the foregoing,

it being the intent of each of Taseko and Gibraltar that its obligations hereunder and under the Asset Security Agreement are not discharged except by performance and discharge of the Guaranteed Obligations.

2.4
Notwithstanding any law, including any statute or regulation, or any rule of equity or any practice or procedure of any jurisdiction under which any cause of action is extinguished or prescribed or limiting the time for commencing any action or proceeding, including but not limited to any applicable statute of limitation, Taseko and Gibraltar waive, and covenant they shall not plead or rely upon, any defense to a claim made under this Guarantee Agreement to the effect that the commencement of any action or proceeding against Taseko and Gibraltar or either one in respect of that claim is time-barred or that the cause of action against Taseko and Gibraltar or either one in respect of that claim is extinguished, in either case by the effluxion of time, provided however that this Section 2.4 does not prevent or restrict Taseko and Gibraltar or either one from pleading or rely upon any defense to a claim made under this Guarantee Agreement to the effect that the commencement of any action or proceeding against each other for any breach of, or default under, the Guaranteed Obligations is time-barred or that the cause of action against the other for any breach of, or default under the Guaranteed Obligations is extinguished, in either case by the effluxion of time.

ARTICLE 3 SUBORDINATION AND POSTPONEMENT

3.1
Each of Taseko and Gibraltar covenant and agree that any subrogation rights of either of Taseko and Gibraltar and rights of either of Taseko and Gibraltar to reimbursement by the other or any claim by either of Taseko and Gibraltar against the property of the other arising by reason of any payments made by either of Taseko and Gibraltar under this Guarantee Agreement, are subordinated and postponed to the performance and discharge of the Guaranteed Obligations by Taseko and Gibraltar.

3.2
Each of Taseko and Gibraltar acknowledges and agrees that the subordination and postponement in Section 3.1, are independent of this Guarantee Agreement and remains in full force and effect until complete performance and discharge of the Guaranteed Obligations.

3.3
Subject to the subordination and postponement by Taseko and Gibraltar in this Article 3, upon payment or discharge in full of the Guaranteed Obligations with respect to any particular claim under this Guarantee Agreement relating to the Guaranteed Obligations, each of Taseko and Gibraltar is fully subrogated as to that claim to the rights of Gibraltar under the Asset Security Agreement.

ARTICLE 4 WAIVER BY TASEKO AND GIBRALTAR

Each of Taseko and Gibraltar hereby unconditionally and irrevocably waives notice of:

(a) any modification or amendment of the Asset Security Agreement, provided that such modification or amendment has been made in accordance with the terms of the Asset Security Agreement;

(b) acceptance by Province of and reliance by Province on the terms of this Guarantee Agreement; and

(c) presentment, demand for performance, notice of non-performance, protest. notice of protest, notice of dishonour, and notice of acceptance of this Guarantee Agreement.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

Each of Taseko and Gibraltar jointly and severally represent and warrant to Province that:

(a)
each of Taseko and Gibraltar is a company duly organized, validly existing and in good standing under the laws of British Columbia and is qualified to do business in all other jurisdictions where necessary in light of its business or properties, and has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals necessary to conduct its business and to own its properties;

(b)
there are no actions or proceedings now pending or threatened against Gibraltar or Taseko before any court or administrative agency that could have a materially adverse effect on the ability of either of them to perform its obligations under this Guarantee Agreement;

	(c)	the execution, delivery and performance by Taseko or Gibraltar of this Guarantee Agreement and of the Asset Security Agreement do not and will not:

		(i)	require any consent or approval of any shareholder of Gibraltar or Taseko which has not been duly obtained;

		(ii)	violate any provision of any laws applicable to either of them; and

(iii)
result in a breach of, or constitute a default under, any indenture, agreement, lease or instrument to which either Taseko or Gibraltar is a party or by which is or its properties may be bound or affected, including without limitation any loan covenant; and

		(iv)	result in, or require, the creation or imposition of any lien upon any of the properties owned by Taseko or Gibraltar, except in favour of the Province;

(d)
neither Taseko nor Gibraltar is in default under any law referred to in clause (ii) or any indenture, agreement, lease or instrument referred to in clause (iii) which default or breach could have a materially adverse effect on their respective ability to perform their respective obligations under this Guarantee Agreement;

(e)
each of Taseko and Gibraltar have all necessary corporate power and authority to execute, deliver and perform their respective obligations under this Guarantee Agreement and their execution, delivery and performance of this Guarantee Agreement have been duly authorized by all necessary corporate action of Taseko and Gibraltar, and this Guarantee Agreement has been duly and validly executed and delivered by each of them;

	(f)	this Guarantee Agreement constitutes the legal valid and binding obligation of each of Taseko and Gibraltar, enforceable against them in accordance with its terms; and

(g)
all governmental approvals necessary for the execution, delivery and performance by Taseko and Gibraltar of their respective obligations under this Guarantee Agreement have been duly obtained, and are in full force and effect and not subject to appeal and there is no proceeding pending or threatened against either Taseko or Gibraltar that seeks to rescind, terminate, modify or suspend any such governmental approval.

ARTICLE 6 GENERAL

6.1	Governing Law

This Guarantee Agreement will be construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

6.2                 Time

Time is of the essence of this Guarantee Agreement.

6.3                 Person, Number and Gender

In this Guarantee Agreement “person” includes a corporation. firm or association and wherever the singular or masculine is used it will be construed as if the plural or the feminine or the neuter, as the case may be, had been used where the context or the parties so require.

6.4                Headings

The headings or captions in this Guarantee Agreement are inserted for convenience only and in no way define, limit, alter or enlarge the scope or meaning of any provision of this Guarantee Agreement.

6.5                 No Other Agreements

There is no representation, warranty, guarantee, indemnity, condition or agreement or any condition or agreement applicable to, binding upon or enforceable against one party by the other with respect to the subject matter of this Guarantee Agreement save far those expressed in this Guarantee Agreement, the Reclamation Agreement and the Asset Security Agreement.

6.6                 Enurement

This Guarantee Agreement will enure to the benefit of the Province its successors and assigns and be binding upon each of Taseko and Gibraltar and their respective successors and permitted assigns.

6.7                 Assignment

Neither Taseko nor Gibraltar may assign this Guarantee Agreement or its obligations hereunder, except with the prior written consent of the Province.

6.8                 Severability

The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Guarantee Agreement does not affect the validity or enforceability at the remaining portions of this Guarantee Agreement, or any part thereof,

6.9                 Waiver

No consent or waiver, expressed or implied by one party to or of any breach or default by another party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach of default by the other party.

ARTICLE 7
REMEDIES

7.1
Except as provided herein, no remedy herein conferred upon or reserved to the Province hereunder is intended to be exclusive of any other available remedy or remedies, but each and every remedy is cumulative and is in addition to every other remedy given under this Guarantee Agreement or hereafter existing at law or in equity or by statute.

7.2
No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder impairs any such right or power or may be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order for the Province to be entitled to exercise any remedy reserved to it in this Guarantee Agreement, it is not necessary that it exhaust its recourse against Gibraltar under the Asset Security Agreement, nor that it gives any prior notice under this Guarantee Agreement.

7.3
If any provision of this Guarantee Agreement is breached by a party and thereafter duly waived by the other party so empowered to act, that waiver is limited to the particular breach. No waiver, amendment, release or modification of this Guarantee Agreement may be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the party against whom the waiver, amendment, release or modification is enforced.

7.4
Taseko and Gibraltar shall reimburse the Province for reasonable legal fees, disbursements and costs of enforcement incurred by the Province in obtaining and enforcing against Taseko and Gibraltar or either one any judgment or order obtained by the Province against Taseko and Gibraltar or either one in any action or proceeding under or in relation to this Guarantee Agreement.

ARTICLE 8
NOTICES

Any notices to either Taseko or Gibraltar required or permitted under this Guarantee Agreement must be in writing and are deemed to be duly given or made when received if delivered by first class, certified or registered mail, by personal delivery, by delivery by recognized overnight delivery service or by facsimile at the following address:

Taseko Mines Limited or Gibraltar Mines Ltd.
# 1020 — 800 West Pender Street
Vancouver, B.C. V6C 2V6

Attention:        President
Facsimile No:   604.684.8092

Either Taseko or Gibraltar may change its address for receipt of notice by providing the Province with written notice of the changed address at the address of the Province provided under the Reclamation Agreement.

ARTICLE 9
RELEASE AND DISCHARGE OF THE GUARANTEE AGREEMENT

9.1
At any time after Gibraltar has re-opened the Gibraltar Mine and operated the Gibraltar Mine for a continuous period of 24 months (which will require operation at an average of 65% of rated mill capacity over monthly periods) following the date of resumption of full production of the Gibraltar Mine, Taseko may give a written request to the Province requesting the Province to release and discharge Taseko from its obligations under this Guarantee Agreement.

9.2
Following receipt of a request under Section 9.1, if the Chief Inspector, in the sole discretion of the Chief Inspector is satisfied that the amount of Reclamation Security in place is adequate, then the Province will release and discharge Taseko from its obligations under this Guarantee Agreement.

                IN WITNESS WHEREOF this Guarantee Agreement has been executed by the parties hereto on the date first appearing in this Guarantee Agreement.

	TASEKO MINES LIMITED		GIBRALTAR MINES LTD.

By:		By:
	Authorized Signatory		Authorized Signatory

	Please Print Name and Title		Please Print Name and Title

SCHEDULE “A”

PERMIT M-40